Exhibit 99.1

Weyco Reports Second Quarter Sales And Earnings

MILWAUKEE, Aug. 4, 2020 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ: WEYS) (the "Company") today announced financial results for the quarter ended June 30, 2020.

The COVID-19 pandemic significantly impacted the Company's second quarter results. The majority of retailers, including our retail stores, were closed for a majority of the quarter due to government orders, and business recovery has been slow. As a result, the Company experienced significant sales volume losses during the quarter, which led to substantially lower second quarter earnings.

Net sales for the second quarter of 2020 were $16.7 million, down as compared to second quarter 2019 net sales of $60.5 million. Operating losses totaled $13.0 million for the quarter, down from operating earnings of $1.9 million in the second quarter of 2019. The Company's net loss totaled $8.9 million for the quarter, compared to net earnings of $1.5 million in last year's second quarter. Diluted loss per share was $0.91 in the second quarter of 2020, compared to diluted earnings per share of $0.15 in the second quarter of 2019.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $9.3 million in the second quarter of 2020, compared to $46.1 million in the second quarter of 2019. Net sales across all of the Company's brands were down significantly in all major categories as a result of retail shutdowns due to the pandemic. Licensing revenues declined to $141,000 in the second quarter of 2020, from $636,000 in last year's second quarter, in line with reductions in licensees' sales of branded products.

Gross earnings for the North American wholesale segment were 34.7% of net sales in the second quarter of 2020, compared to 35.1% of net sales in last year's second quarter. The wholesale segment had operating losses totaling $10.2 million for the quarter, compared to operating earnings of $2.2 million in last year's second quarter. The losses this quarter included the write-off of approximately $3.3 million in receivables as a result of the J.C. Penney bankruptcy filing in May 2020, offset by $1.4 million of income from U.S. and Canada government wage subsidies.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its e-commerce businesses in the United States, were $3.6 million in the second quarter of 2020 and $5.4 million in the second quarter of 2019. Same store sales (which include U.S. e-commerce sales) were down 31% for the quarter due to retail store closures, partially offset by higher sales on the Company's websites. The retail segment had operating losses totaling $856,000 for the quarter, down from operating earnings of $401,000 in last year's second quarter, due to larger operating losses at brick-and-mortar stores.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $3.7 million in the second quarter of 2020, down from $9.0 million in the second quarter of 2019. The decrease was due to lower net sales at both Florsheim Australia and Florsheim Europe resulting from retail shutdowns. Collectively, Florsheim Australia and Florsheim Europe had operating losses totaling $2.0 million for the quarter, compared to operating losses of $749,000 in the second quarter of 2019. The losses this quarter included the write-down of approximately $1.0 million of obsolete inventory at Florsheim Asia, and $1.3 million of income from rent and wage subsidies recognized during the period.

"Cost management and liquidity remain top priorities of the Company during this challenging time," stated Thomas W. Florsheim, Jr., Chairman and CEO. "We are taking measures to right-size our cost structure in light of decreased demand. Our balance sheet and liquidity remain strong, which we believe affords us the ability to withstand the economic effects of the current pandemic situation."

On August 4, 2020, the Company's Board of Directors declared a cash dividend of $0.24 per share to all shareholders of record on August 28, 2020, payable September 30, 2020.

Conference Call Details:

Weyco Group will host a conference call on August 5, 2020, at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call, you will first need to pre-register online. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to: http://www.directeventreg.com/registration/event/6982938. The pre-registration process will provide the conference call phone number and a passcode required to enter the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: https://edge.media-server.com/mmc/p/ugwesai7. The conference call will also be available in the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, and Rafters. The Company's products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide. Weyco Group also operates Florsheim stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. With respect to the COVID-19 pandemic, numerous factors will determine the extent and length of the impact on the Company, including the extent and duration of the pandemic and resulting global economic slowdown; actions taken by governments, such as stay-at-home and similar orders that, among other effects, require retail store closures; the financial health of the Company's customers and business partners, including the effects of any bankruptcy proceedings by such parties; the performance/resiliency of the Company's supply chain; and the health and welfare of the Company's employees. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(In thousands, except per share amounts)

Net sales	$ 16,646	$ 60,476	$ 80,230	$ 134,604
Cost of sales	9,155	36,073	49,562	81,437
Gross earnings	7,491	24,403	30,668	53,167

Selling and administrative expenses	20,504	22,539	42,340	46,157
Earnings (loss) from operations	(13,013)	1,864	(11,672)	7,010

Interest income	138	230	287	453
Interest expense	(2)	(34)	(53)	(66)
Other (expense) income, net	(252)	(128)	155	(253)

Earnings (loss) before provision for income taxes	(13,129)	1,932	(11,283)	7,144

Provision (benefit) for income taxes	(4,246)	418	(3,562)	1,662

Net earnings (loss)	$ (8,883)	$ 1,514	$ (7,721)	$ 5,482

Weighted average shares outstanding
Basic	9,745	9,938	9,763	9,943
Diluted	9,745	10,033	9,763	10,030

Earnings (loss) per share
Basic	$ (0.91)	$ 0.15	$ (0.79)	$ 0.55
Diluted	$ (0.91)	$ 0.15	$ (0.79)	$ 0.55

Cash dividends declared (per share)	$ 0.24	$ 0.24	$ 0.48	$ 0.47

Comprehensive income (loss)	$ (7,149)	$ 1,737	$ (8,407)	$ 5,943

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2020	2019
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 10,174	$ 9,799
Marketable securities, at amortized cost	1,212	5,904
Accounts receivable, net	26,670	51,532
Income tax receivable	3,977	-
Inventories	81,445	86,713
Prepaid expenses and other current assets	3,546	6,047
Total current assets	127,024	159,995

Marketable securities, at amortized cost	14,491	15,814
Deferred income tax benefits	2,438	2,487
Property, plant and equipment, net	33,208	32,214
Operating lease right-of-use assets	15,666	18,753
Goodwill	11,112	11,112
Trademarks	32,868	32,868
Other assets	23,530	23,674
Total assets	$ 260,337	$ 296,917

LIABILITIES AND EQUITY:
Short-term borrowings	$ -	$ 7,049
Accounts payable	5,111	12,455
Dividend payable	-	2,355
Operating lease liabilities	6,313	6,505
Accrued liabilities	10,320	13,422
Accrued income tax payable	-	90
Total current liabilities	21,744	41,876

Deferred income tax liabilities	3,416	3,085
Long-term pension liability	27,180	27,523
Operating lease liabilities	11,450	14,110
Other long-term liabilities	275	329
Total liabilities	64,065	86,923

Common stock	9,813	9,873
Capital in excess of par value	66,533	65,832
Reinvested earnings	145,148	158,825
Accumulated other comprehensive loss	(25,222)	(24,536)
Total equity	196,272	209,994
Total liabilities and equity	$ 260,337	$ 296,917

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2020	2019
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$ (7,721)	$ 5,482
Adjustments to reconcile net earnings (loss) to net cash
provided by operating activities -
Depreciation	1,493	1,650
Amortization	151	125
Bad debt expense	3,615	79
Deferred income taxes	281	(61)
Net foreign currency transaction losses	3	18
Share-based compensation expense	701	731
Pension expense	230	523
Increase in cash surrender value of life insurance	(115)	(115)
Changes in operating assets and liabilities -
Accounts receivable	21,200	12,142
Inventories	5,248	(10,065)
Prepaid expenses and other assets	2,770	2,095
Accounts payable	(7,347)	(7,612)
Accrued liabilities and other	(3,802)	(3,194)
Accrued income taxes	(4,063)	(1,558)
Net cash provided by operating activities	12,644	240

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	-	(10,183)
Proceeds from maturities of marketable securities	6,010	1,645
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(2,695)	(2,414)
Net cash provided by (used for) investing activities	3,160	(11,107)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(7,033)	(6,978)
Shares purchased and retired	(1,304)	(1,828)
Net proceeds from stock options exercised	-	161
Taxes paid related to the net share settlement of equity awards	-	(5)
Proceeds from bank borrowings	11,883	75,474
Repayments of bank borrowings	(18,932)	(69,313)
Net cash used for financing activities	(15,386)	(2,489)

Effect of exchange rate changes on cash and cash equivalents	(43)	64

Net increase (decrease) in cash and cash equivalents	$ 375	$ (13,292)

CASH AND CASH EQUIVALENTS at beginning of period	9,799	22,973

CASH AND CASH EQUIVALENTS at end of period	$ 10,174	$ 9,681

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 572	$ 3,112
Interest paid	$ 53	$ 66

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880